Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “LEADER FUNDS TRUST”, FILED IN THIS OFFICE ON THE FIRST DAY OF FEBRUARY, A.D. 2019, AT 11:05 O’CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

7263232 8100 SR# 20190662188	Authentication: 202192629 Date: 02-04-19

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:05 AM 02/01/2019
FILED 11:05 AM 02/01/2019
SR 20190662188 - File Number 7263232

CERTIFICATE OF TRUST OF

LEADER FUNDS TRUST

This Certificate of Trust of Leader Funds Trust, a statutory trust (the “Trust”), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”), sets forth the following:

FIRST: The name of the statutory trust formed hereby is Leader Funds Trust.

SECOND: The address of the registered office of the Trust in the State of Delaware is 1675 South State Street, Suite B, Dover, DE 19901. The name of the Trust’s registered agent at such address is Capitol Services, Inc.

THIRD: The Trust formed hereby is or will become prior to or within 180 days following the first issuance of beneficial interests, an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-l et seq.).

FOURTH: Notice of Limitation of Liabilities of Series. Notice is hereby given that pursuant to Section 3804 of the Act, the Trust is or may hereafter be constituted as a series trust with one or more multiple series or classes. The debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to any particular series or class, whether such series or class is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets of such series or class only and not against the assets of the Trust generally or of any other series or class thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series or class thereof shall be enforceable against the assets of such series or class.

FIFTH: The trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

SIXTH: The Trust is formed effective as of February 1, 2019.

IN WITNESS WHEREOF, the undersigned, being sole trustee of the Trust, has duly executed this Certificate of Trust as of the 1st day of February, 2019.

John E. Lekas, Sole Trustee